Exhibit 16.1

September 20, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by All Grade Mining, Inc. under Item 4.01 of its Form 8-K dated February 25, 2013 and subsequently amended.  We agree with the statements concerning our Firm in such amended Form 8-K filed on September 20, 3013; we are not in a position to agree or disagree with other statements of All Grade Mining, Inc.  contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp